March 12, 2004

Mr. Michael Nestor
5401 Leytonstone Court
Oak Ridge, North Carolina 27310

Dear Michael:

This letter is an offer of certain terms and conditions relating to your separation from employment with Alpharma Inc. (the "Company"). This letter will supercede the terms and conditions of any prior arrangements, written or oral, relating to your employment.

1.       You shall cease to be an employee of the Company effective March 12, 2004 (your "Termination Date").

2.       Subject to the terms of this letter:

(a)   The Company shall pay you your full salary (at your present annual rate of $385,000.00) plus all fringe benefits through your Termination Date. Additionally, you will be paid for all accrued but unused vacation time through your Termination Date. All payments required by this subparagraph shall be subject to standard tax withholding and other deductions.

(b)   Your Severance will commence on March 13, 2004 and end on September 12, 2005 (the "Severance Period").

(c)   You will receive salary continuation during your Severance Period at an annual rate of $385,000.00 ($577,500.00 total). In addition, for the full Severance Period, you will receive an aggregate of $433,125 in Incentive Awards pursuant to the Company's Executive Bonus Plan, as well as an aggregate of $42,900 in Executive Allowance. All payments required by this subparagraph shall be paid consistent with the Company's normal payroll procedures over the term of the Severance Period, and shall be subject to standard tax withholding and other deductions.

(d)   In accordance with the terms of the Alpharma Inc. Stock Option Plan, you have thirty (30) days from March 12, 2004 to exercise any stock options that are vested as of March 12, 2004. If you do not exercise your options within such thirty (30) day period, they will expire. Any outstanding stock options that are not vested as of March 12, 2004 shall be forfeited. You recognize that the Plan's "cashless exercise" feature, since it involves the sale of shares, can only be used when you are not in possession of material, nonpublic information concerning the Company. You are also aware that your obligation to file an SEC Form 4 in connection with any purchase or sale of Alpharma shares extends for six (6) months after the Termination Date.

(e)   Your status as an active employee in any pension, savings or other retirement plan of the Company in which you presently are a participant shall terminate on your Termination Date and you shall not be entitled to any further vesting or credit for service thereunder after such date. All rights under such plans, which are vested as of your Termination Date, shall remain unaffected by this letter.

(f)   You shall be entitled to the following health and welfare benefits, in the form and in the amounts applicable to you on the date hereof, during your Severance Period:

Medical Plan - Health, Dental, Prescription and Vision
Life Insurance
Dependent Life Insurance
Accidental Death and Dismemberment Insurance

Payments for all contributory benefits will be deducted from your Severance payments, in an amount equal to the then-current regular employee contribution rates. Except as specifically set forth in this letter, no other fringe benefits shall be provided during the Severance Period. Any plan changes or changes in employee contribution amounts during the Severance Period shall be applicable to you to the same extent as such changes would have been applicable had you remained an employee during such period.

(g)   You will be offered continued health benefits as provided by "COBRA", commencing at the end of the Severance Period, upon the terms and conditions then available to other terminated employees of the Company.

3.      As soon as practical after the Termination Date, you will return to the Company all Company property including, but not limited to, files and records (in any and all media), computers and related equipment, cellular telephones and keys.

4.      In consideration of the promises of the Company in paragraph 2 above and otherwise herein, and in accordance with the terms of the Alpharma Inc. Severance Plan, you hereby release each of the Company, its predecessors, successors and its past, present and future operating companies, divisions, subsidiaries, affiliates and business units, and its and their affiliates, officers, directors and employees (collectively the "Alpharma Group" or the "Releasees") from any and all claims, demands, causes of action, damages, expenses and liabilities, whether now known or unknown, which you now or may later have against the Releasees which relate in any way to your employment by the Company, or your separation from employment with the Company, or any other matter otherwise arising on or prior to the date of your execution of this letter (each, a "Claim"). This includes, without in any way limiting the generality of the foregoing language, any and all Claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act, as amended, the Family and Medical Leave Act of 1993, the Family Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the Equal Pay Act, the United States Constitution, the Constitution of the State of New Jersey, and/or any and all other local, state, or federal statute, law, order, rule, regulation or ordinance (including but not limited to those relating to labor, employment, benefits, or wages), and/or any and all contract or tort Claims.

5.      In signing this letter, you represent that you have not filed any Claim against the Releasees and hereby covenant not to file any such Claim. You further agree that, in the event any Claim is brought by a governmental agency, this letter shall serve as a complete defense to such Claim.

6.      You agree not to disclose or use in any manner any information regarding the Company or its businesses, products, operations, technology or plans unless and until such information shall have become generally known to the public or other than as a result of any disclosure or other action by you. You shall reasonably cooperate with the Company with respect to future developments on any matters in which you were involved during your employment; it being understood that this commitment is not intended to require a substantial amount of your time nor to unreasonably interfere with your future employment activities. Also enclosed for your records is a copy of the Confidentiality Agreement that you signed with the Company. Please keep in mind that the terms of this agreement are still in effect after your employment with the Company has ended. We specifically remind you that, pursuant to the terms of the Confidentiality Agreement, you have agreed not to disclose or use in any manner any information regarding the Company or its affiliates and their businesses, products, operations, technology or plans unless and until such information shall have become generally known to the public other than as a result of any disclosure or other action by you. You must consider the terms of this letter offered to you herein as confidential information covered by the Confidentiality Agreement, and therefore not disclose either to third parties, including other current and former employees of the Company.

7.      You agree, that for the period of eighteen (18) months after the date of this letter, you will not hire, offer employment to, facilitate the hiring of, or otherwise assist in finding employment (whether as an employee, independent contractor or other agency capacity) for any person who is, as of the date of this letter, an employee of the Company or any of its affiliates. This restriction shall include, without limitation, a prohibition against you providing to a third party organization the name of, or other information with respect to, any employee of the Company or any affiliate in connection with a potential employment opening.

You and the Company agree not to take any action to disparage or otherwise bring into question the business reputation, abilities or capabilities of the other, including your agreement to forebear in such activities with or in connection with customers of the Company and the Company's agreement to present your cessation of employment as a result of organization restructuring.

8.      The Company will pay for certain outplacement services, which have been arranged with Drake Beam Morin, to assist you in obtaining further employment. The scope and timing of these services shall be in accordance with the arrangement between the Company and Drake Beam Morin, and no further services or changes to the scope of the services so arranged by the Company will be reimbursed by the Company. The Company shall not be responsible for any of your personal expenses associated with obtaining outplacement. Please contact Lisa Richter in the Company's Human Resources Department at (908) 659-2306 to schedule such outplacement services.

9.      This letter contains the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior arrangements or understandings, written or oral. You acknowledge that neither the Company, nor the Alpharma Group, has made any warranties, promises or representations of any kind upon which you have relied in executing this letter except as specifically set forth herein.

10.     You acknowledge that you have read this letter carefully and understand all of its terms. You understand that you have the right to obtain, and you acknowledge that you have obtained, legal counsel, at your own expense, prior to signing this letter and that you have been provided with reasonable time to obtain and consider such counsel. You also understand that this letter shall not be effective or enforceable and no payments shall be due hereunder until both (a) you sign and return the enclosed copy of this letter to George Rose, Executive Vice President - Human Resources & Communications, in the Fort Lee office, and (b) seven (7) business days after the date you return a signed copy of this letter has expired without you or your counsel giving written notice that you are revoking your acceptance of this letter. This letter is open for acceptance by you for twenty-one (21) days - until the close of business on April 2, 2004.

Very truly yours,

Alpharma Inc.

By: /s/ George P. Rose
George P. Rose, Executive Vice President,
Human Resources and Communications

The undersigned agrees to all of the terms and conditions of this letter, including without limitation, the Release contained herein:

/s/ Michael J. Nestor
Michael Nestor

Date: 3/16/04